Exhibit 99.1

Mammoth Energy Services, Inc. Announces
Fourth Quarter and Full Year 2025 Operational and Financial Results

OKLAHOMA CITY, OK – March 6, 2026 – Mammoth Energy Services, Inc. (NASDAQ: TUSK) (“Mammoth” or the “Company”) today reported financial and operational results for the fourth quarter and full year ended

Mark Layton, Chief Financial Officer of Mammoth commented, “2025 was a transformative year for Mammoth. We made the deliberate decision to reshape our portfolio, with four divestitures generating in excess of $150 million in cash proceeds. These transactions strengthened our balance sheet, pruned non-performing businesses and gave us the financial flexibility to invest in higher-return opportunities. Most notably, we deployed over $65 million into our aviation platform at an attractive entry point — a business we continue to view as high-growth and scalable — and we remain committed to using our available liquidity to make additional accretive investments across our current portfolio that create long-term shareholder value.

We also made meaningful progress on our cost structure, materially reducing our SG&A run rate as we continue building a leaner, more efficient organization aligned to the portfolio we have today. That said, I want to be direct: Q4 operational execution was not at the level we expect of ourselves, and improving execution across our segments is our top priority — it is the clearest path to unlocking the value embedded in this business.

As we enter 2026, we see significant potential across our segments, driven by internal self-help initiatives, favorable market tailwinds, and our continued focus on deploying capital into opportunities with accretive returns. We have the balance sheet, the strategy, and the team to deliver meaningfully better results.”

Financial Overview for the Fourth Quarter and Full Year 2025:
Total revenue from continuing operations was $9.5 million for the fourth quarter of 2025 compared to $10.0 million for the fourth quarter of 2024 and $10.9 million for the third quarter of 2025. Total revenue for the full year of 2025 was $44.3 million compared to $45.6 million in 2024.

Net loss from continuing operations for the fourth quarter of 2025 was $12.3 million, or $0.26 per diluted share, compared to $9.6 million, or $0.20 per diluted share, for the fourth quarter of 2024 and $12.6 million, or $0.26 per diluted share, for the third quarter of 2025. Net loss for the full year of 2025 was $63.8 million, or $1.32 per diluted share, compared to net loss of $183.1 million, or $3.81 per diluted share for 2024.

Adjusted EBITDA from continuing operations ("Adjusted EBITDA" as defined and reconciled in the tables below) was ($6.8) million for the fourth quarter of 2025, compared to ($6.0) million for the fourth quarter of 2024 and ($4.8) million for the third quarter of 2025. Adjusted EBITDA was ($17.4) million for the full year of 2025 compared to ($171.2) million for 2024.

Infrastructure Services
Mammoth’s infrastructure services segment contributed revenue of $1.2 million for the fourth quarter of 2025 compared to $0.4 million for the fourth quarter of 2024 and $0.8 million for the third quarter of 2025. The infrastructure services division contributed revenues of $4.1 million for the full year of 2025 compared to $1.5 million for 2024. The increase in revenue was primarily due to an increase in fiber optic activity.

Rental Services
Mammoth’s rental services segment contributed revenue (inclusive of inter-segment revenue) of $3.3 million for the fourth quarter of 2025 compared to $1.2 million for the fourth quarter of 2024 and $2.8 million for the third quarter of 2025. The average number of pieces of equipment rented to customers was 328 for the fourth quarter of 2025 compared to 158 during the fourth quarter of 2024 and 286 during the third quarter of 2025. The rental services segment contributed revenue (inclusive of inter-segment revenue) of $11.1 million for the full year of 2025, compared to $7.1 million for 2024. The average number of pieces of equipment rented to customers was 285 for the full year of 2025 compared to 210 for 2024. Additionally, during the second quarter of 2025, the Company expanded its aviation rental offerings, which contributed to the increased revenue.

Natural Sand Proppant Services
Mammoth’s natural sand proppant services segment contributed revenue of $1.7 million for the fourth quarter of 2025 compared to $5.1 million for the fourth quarter of 2024 and $2.7 million for the third quarter of 2025. In the fourth quarter of 2025, the Company sold approximately 92,000 tons of sand at an average sales price of $18.56 per ton compared to sales of approximately 129,000 tons of sand at an average sales price of $22.54 per ton during the fourth quarter of 2024. In the third quarter of 2025, sales were approximately 122,000 tons of sand at an average price of $18.26 per ton. The natural sand proppant division contributed revenues of $16.6 million for the full year of 2025 compared to $19.1 million for 2024. The Company sold 645,000 tons of sand during 2025, an increase from 578,000 tons of sand sold during 2024. The Company’s average sales price for the sand sold during 2025 was $20.43 per ton compared to $23.15 per ton average sales price during 2024.

Accommodation Services
Mammoth’s accommodation services segment contributed revenue of $2.8 million for the fourth quarter of 2025 compared to $2.4 million for the fourth quarter of 2024 and $2.3 million for the third quarter of 2025. On average, 232 rooms were utilized for the fourth quarter of 2025 compared to 197 during the fourth quarter of 2024 and 185 during the third quarter of 2025 for our accommodations services. The Company’s accommodation services segment contributed revenues of $9.0 million for the full year of 2025 compared to $10.9 million for 2024. On average, 186 rooms utilized for 2025 compared to 216 for 2024.

Drilling Services
Mammoth’s drilling services segment contributed revenue of $0.5 million for the fourth quarter of 2025 compared to $0.8 million for the fourth quarter of 2024 and $2.3 million for the third quarter of 2025. The Company’s drilling services segment contributed revenues of $3.7 million for the full year of 2025 compared to $3.6 million for 2024.

Selling, General and Administrative Expense
Selling, general and administrative (“SG&A”) expense was $5.7 million for the fourth quarter of 2025 compared to $6.9 million for the fourth quarter of 2024 and $4.7 million for the third quarter of 2025. SG&A expenses were $19.6 million for the full year of 2025 compared to $114.5 million for 2024. The decrease is primarily due to a decrease in the provision for expected credit losses in connection with the Settlement Agreement with PREPA that was recognized in 2024.
Liquidity
As of December 31, 2025, Mammoth had unrestricted cash and cash equivalents on hand of $102.0 million and marketable securities of $19.6 million. As of December 31, 2025, the Company’s revolving credit facility was undrawn, the borrowing base was $50.0 million and there was $36.7 million of available borrowing capacity under the revolving credit facility, after giving effect to $5.0 million of outstanding letters of credit. As of December 31, 2025, Mammoth had total liquidity of $158.3 million.
As of March 3, 2026, Mammoth had unrestricted cash on hand of $89.6 million, marketable securities of $28.8 million, no outstanding borrowings under its revolving credit facility. As of March 3, 2026, the Company had $38.2 million of available borrowing capacity, after giving effect to $5.0 million of outstanding letters of credit. As of March 3, 2026, Mammoth had total liquidity of $156.6 million.

Capital Expenditures
The following table summarizes Mammoth’s capital expenditures from continuing operations by segment for the periods indicated (in thousands):

	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
	2025	2024	2025	2025	2024
Rental services(a)	$25,676	$—	$17,185	$69,953	$351
Infrastructure services(b)	—	—	19	128	299
Accommodation services(c)	173	64	95	343	161
Drilling services(c)	12	83	—	128	184
Other(c)	—	98	—	—	219
Total capital expenditures	$25,861	$245	$17,299	$70,552	$1,214
(a)Capital expenditures primarily for expansion of our aviation rental fleet for the periods presented.
(b)Capital expenditures primarily for our fiber optic fleets for the periods presented.
(c)Capital expenditures primarily for maintenance for the periods presented.

Conference Call Information
Mammoth will host a conference call on Friday, March 6, 2026 at 10:00 a.m. Central time (11:00 a.m. Eastern time) to discuss its fourth quarter and full year financial and operational results. The telephone number to access the conference call is 1-201-389-0872. The conference call will also be webcast live on https://ir.mammothenergy.com/events-presentations. Please submit any questions for management prior to the call via email to TUSK@vizaraadvisors.com.

About Mammoth Energy Services, Inc.
We are an integrated, growth-oriented company focused on providing products and services to our customers primarily in the oil and natural gas and infrastructure industries. Our suite of services includes rental services, infrastructure services, natural sand proppant services, accommodation services and drilling services. Our rental services segment provides a wide range of equipment used in oilfield, construction and aviation activities. Our infrastructure services segment provides design and fiber optic services to the utility industry. Our natural sand proppant services segment mines, processes and sells natural sand proppant used for hydraulic fracturing. Our accommodation services provide housing, kitchen and dining, and recreational service facilities for workers located in remote areas away from readily available lodging. Our drilling services provides directional drilling to oilfield operators. For more information, please visit www.mammothenergy.com.

Contacts:
Mark Layton, CFO
Mammoth Energy Services, Inc
investors@mammothenergy.com

Mohammed Topiwala
Vizara Advisors - Investor Relations
TUSK@vizaraadvisors.com

Forward-Looking Statements and Cautionary Statements
This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) contains certain statements and information that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts that address activities, events or developments that Mammoth expects, believes or anticipates will or may occur in the future are forward-looking statements. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “plan,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this news release specifically include statements, estimates and projections regarding the Company’s business outlook and plans, future financial position, liquidity and capital resources, operations, performance, acquisitions, returns, capital expenditure budgets, plans for stock repurchases under its stock repurchase program, costs and other guidance regarding future developments. Forward-looking statements are not assurances of future performance. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for the Company’s existing operations, experience and perception of historical trends, current conditions, anticipated future developments and their effect on Mammoth, and other factors believed to be appropriate. Although management believes that the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Moreover, the Company’s forward-looking statements are subject to significant risks and uncertainties, including those described in its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings it makes with the SEC, including those relating to the Company’s acquisitions and contracts, many of which are beyond the Company’s control, which may cause actual results to differ materially from historical experience and present expectations or projections which are implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the impact of the recent divestiture of our subsidiaries 5 Star Electric, LLC, Higher Power Electrical, LLC and Python Equipment LLC and the equipment previously used in our hydraulic fracturing business; the levels of capital expenditures by our customers and the impact of reduced completions activity on utilization and pricing for our natural sand proppant services; the volatility of oil and natural gas prices and actions by OPEC members and other exporting nations affecting commodities prices and production levels; conditions of U.S. oil and natural gas industry and the effect of U.S. energy, monetary and trade policies; U.S. and global economic conditions and political and economic developments, including the energy and environmental policies; changes in U.S. and foreign trade regulations and tariffs, including potential increases of tariffs on goods imported into the U.S., and uncertainty regarding the same; inflationary pressures; higher interest rates and their impact on the cost of capital; the failure to receive or delays in receiving the remaining payment under the settlement agreement with PREPA; risks relating to economic conditions, including concerns over a potential economic slowdown or recession; impacts of the recent federal infrastructure bill on the infrastructure industry and our infrastructure services business; the loss of or interruption in operations of one or more of Mammoth’s significant suppliers or customers; the outcome or settlement of our litigation matters and the effect on our financial condition and results of operations; the effects of government regulation, permitting and other legal requirements; operating risks; the adequacy of capital resources and liquidity; Mammoth's ability to comply with the applicable financial covenants and other terms and conditions under its revolving credit facility; weather; natural disasters; litigation; volatility in commodity markets; competition in the oil and natural gas industry; and costs and availability of resources.

Investors are cautioned not to place undue reliance on any forward-looking statement which speaks only as of the date on which such statement is made. We undertake no obligation to correct, revise or update any forward-looking statement after the date such statement is made, whether as a result of new information, future events or otherwise, except as required by applicable law.

MAMMOTH ENERGY SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

ASSETS	December 31,	December 31,
	2025	2024
CURRENT ASSETS	(in thousands, except share data)
Cash and cash equivalents	$101,987	$60,845
Marketable securities	19,635	—
Restricted cash	12,085	19,359
Accounts receivable, net	28,934	40,672
Inventories	4,083	6,848
Current assets held for sale	4,287	—
Other current assets	4,619	10,854
Current assets of discontinued operations	1,518	50,009
Total current assets	177,148	188,587

Property, plant and equipment, net	106,097	66,651
Sand reserves, net	39,613	57,273
Operating lease right-of-use assets	2,591	3,954
Other non-current assets	5,767	7,383
Noncurrent assets of discontinued operations	3,678	60,183
Total assets	$334,894	$384,031
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$9,327	$12,107
Accrued expenses and other current liabilities	18,336	25,650
Current operating lease liabilities	2,071	2,643
Income taxes payable	39,899	44,570
Current liabilities of discontinued operations	383	29,537
Total current liabilities	70,016	114,507

Deferred income tax liabilities	2,430	3,021
Long-term operating lease liabilities	1,375	1,316
Asset retirement obligation	2,759	4,234
Other long-term liabilities	26	213
Noncurrent liabilities of discontinued operations	—	7,922
Total liabilities	76,606	131,213

COMMITMENTS AND CONTINGENCIES

EQUITY
Equity:
Common stock, $0.01 par value, 200,000,000 shares authorized, 48,358,315 and 48,127,369 issued and outstanding at December 31, 2025 and 2024, respectively	483	481
Additional paid-in capital	540,841	540,431
Accumulated deficit	(279,046)	(283,643)
Accumulated other comprehensive loss	(3,990)	(4,451)
Total equity	258,288	252,818
Total liabilities and equity	$334,894	$384,031

MAMMOTH ENERGY SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
	2025	2024	2025	2025	2024
	(in thousands, except per share amounts)
REVENUE
Services revenue	$7,363	$4,517	$7,608	$26,187	$24,994
Services revenue - related parties	385	377	516	1,553	1,548
Product revenue	1,709	5,121	2,728	16,552	19,057
Total revenue	9,457	10,015	10,852	44,292	45,599

COST, EXPENSES AND GAINS
Services cost of revenue (exclusive of depreciation, depletion, amortization and accretion of $2,078, $1,262, $1,488, $6,186 and $6,486 for the three months ended December 31, 2025, December 31, 2024, and September 30, 2025 and years ended December 31, 2025 and 2024, respectively)	7,279	5,036	6,641	24,158	24,378
Services cost of revenue - related parties	—	11	96	288	366
Product cost of revenue (exclusive of depreciation, depletion, amortization and accretion of $553, $1,123, $1,263, $4,106 and $5,229 for the three months ended December 31, 2025, December 31, 2024, and September 30, 2025 and years ended December 31, 2025 and 2024, respectively)	3,231	4,307	4,148	18,117	17,791
Selling, general and administrative	5,750	6,893	4,748	19,572	114,468
Depreciation, depletion, amortization and accretion	2,631	2,385	2,751	10,292	11,715
Losses (gains) on disposal of assets, net	304	(1,125)	1,874	(2,371)	(2,762)
Impairment of long-lived assets	—	—	—	31,669	—
Total cost, expenses and gains, net	19,195	17,507	20,258	101,725	165,956
Operating loss	(9,738)	(7,492)	(9,406)	(57,433)	(120,357)

OTHER INCOME (EXPENSE)
Interest income (expense and financing charges), net	558	(773)	729	1,670	(4,790)
Interest income (expense and financing charges), net - related parties	—	(36)	—	—	(4,707)
Other (expense) income, net	(1,116)	60	(1,831)	(3,906)	(64,564)
Total other (expense) income, net	(558)	(749)	(1,102)	(2,236)	(74,061)
Loss before income taxes	(10,296)	(8,241)	(10,508)	(59,669)	(194,418)
Provision (benefit) for income taxes	2,043	1,407	2,140	4,087	(11,306)
Net loss from continuing operations	(12,339)	(9,648)	(12,648)	(63,756)	(183,112)
Net income (loss) from discontinued operations, net of income taxes	21,239	(5,826)	33	68,353	(24,214)
Net income (loss)	$8,900	$(15,474)	$(12,615)	$4,597	$(207,326)

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustment	$144	$(598)	$(180)	$461	$(831)
Other comprehensive income (loss)	144	(598)	(180)	461	(831)
Comprehensive income (loss)	$9,044	$(16,072)	$(12,795)	$5,058	$(208,157)

Net loss per share from continuing operations, basic and diluted	$(0.26)	$(0.20)	$(0.26)	$(1.32)	$(3.81)
Net income (loss) per share from discontinued operations, basic and diluted	0.44	(0.12)	—	1.42	(0.50)
Net income (loss) per share, basic and diluted	$0.18	$(0.32)	$(0.26)	$0.10	$(4.31)
Weighted average number of shares outstanding, basic and diluted	48,358	48,127	48,358	48,274	48,065

MAMMOTH ENERGY SERVICES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Twelve Months Ended
	December 31,
	2025	2024
	(in thousands)
Cash flows from operating activities:
Net loss	$4,597	$(207,326)
Less: Net income (loss) from discontinued operations, net of income taxes	68,353	(24,214)
Net loss from continuing operations	(63,756)	(183,112)
Adjustments to reconcile net loss from continuing operations to net cash (used in) provided by operating activities:
Stock based compensation	412	875
Depreciation, depletion, amortization and accretion	10,292	11,715
Amortization of debt origination costs	708	2,971
Change in provision for expected credit losses	49	171,140
Gains on disposal of assets, net	(2,371)	(2,762)
Gains from sales of equipment damaged or lost down-hole	(221)	(157)
Impairment of long-lived assets	31,669	—
Inventory obsolescence	—	97
Deferred income taxes	(591)	4,237
Other	1,159	63
Changes in assets and liabilities:
Accounts receivable, net	11,756	206,129
Inventories	116	43
Other current assets	6,200	590
Accounts payable	(2,843)	(1,643)
Accrued expenses and other liabilities	(7,483)	(3,369)
Accrued expenses and other liabilities - related parties	—	4,647
Income taxes payable	(4,671)	(16,743)
Net cash (used in) provided by operating activities from continuing operations	(19,575)	194,721
Net cash provided by (used in) operating activities from discontinued operations	1,005	(14,004)
Net cash (used in) provided by operating activities	(18,570)	180,717

Cash flows from investing activities:
Purchases of property, plant and equipment	(70,552)	(1,214)
Contributions to equity investee	(368)	—
Proceeds from disposal of property, plant and equipment	7,950	5,061
Purchases of marketable securities	(19,534)	—
Net cash (used in) provided by investing activities from continuing operations	(82,504)	3,847
Net cash provided by (used in) investing activities from discontinued operations	137,050	(14,279)
Net cash provided by (used in) investing activities	54,546	(10,432)

Cash flows from financing activities:
Borrowings on long-term debt - related parties	—	(50,888)
Payments on financing transaction	—	(46,837)
Principal payments on financing leases and equipment financing notes	(433)	(469)
Debt issuance costs	—	(37)
Net cash used in financing activities from continuing operations	(433)	(98,231)
Net cash used in financing activities from discontinued operations	(3,854)	(13,882)
Net cash used in financing activities	(4,287)	(112,113)
Effect of foreign exchange rate on cash	109	(144)
Net increase (decrease) in cash, cash equivalents and restricted cash	31,798	58,028
Cash, cash equivalents and restricted cash at beginning of period	82,326	24,298
Cash, cash equivalents and restricted cash at end of period	114,124	82,326
Less: Cash, cash equivalents and restricted cash of discontinued operations at end of period	52	2,122
Cash, cash equivalents and restricted cash of continuing operations	$114,072	$80,204

MAMMOTH ENERGY SERVICES, INC.
SEGMENT INFORMATION
(in thousands)

Three Months Ended December 31, 2025	Rentals	Infrastructure	Sand	Accommodations	Drilling	Corporate, Other & Eliminations	Total
Revenue from external customers	$3,281	$1,172	$1,709	$2,827	$468	$—	$9,457
Intersegment revenue	19	—	—	—	—	(19)	—
Total revenue	3,300	1,172	1,709	2,827	468	(19)	9,457
Less expenses:
Cost of revenue, exclusive of depreciation, depletion, amortization and accretion	2,027	2,086	3,231	1,841	768	557	10,510
Selling, general and administrative, exclusive of stock based compensation	1,670	402	1,158	677	217	1,626	5,750
Adjusted EBITDA	$(397)	$(1,316)	$(2,680)	$309	$(517)	$(2,202)	$(6,803)

Three Months Ended December 31, 2024	Rentals	Infrastructure	Sand	Accommodations	Drilling	Corporate, Other & Eliminations	Total
Revenue from external customers	$1,118	$354	$5,121	$2,377	$754	$291	$10,015
Intersegment revenue	67	—	—	—	—	(67)	—
Total revenue	1,185	354	5,121	2,377	754	224	10,015
Less expenses:
Cost of revenue, exclusive of depreciation, depletion, amortization and accretion	1,076	563	4,307	1,444	1,024	940	9,354
Selling, general and administrative, exclusive of stock based compensation	575	68	2,181	709	359	2,782	6,674
Adjusted EBITDA	$(466)	$(277)	$(1,367)	$224	$(629)	$(3,498)	$(6,013)

Three Months Ended September 30, 2025	Rentals	Infrastructure	Sand	Accommodations	Drilling	Corporate, Other & Eliminations	Total
Revenue from external customers	$2,750	$812	$2,728	$2,280	$2,282	$—	$10,852
Intersegment revenue	16	—	—	—	—	(16)	—
Total revenue	2,766	812	2,728	2,280	2,282	(16)	10,852
Less expenses:
Cost of revenue, exclusive of depreciation, depletion, amortization and accretion	1,691	1,579	4,148	1,436	1,840	191	10,885
Selling, general and administrative, exclusive of stock based compensation	997	293	1,157	483	308	1,510	4,748
Adjusted EBITDA	$78	$(1,060)	$(2,577)	$361	$134	$(1,717)	$(4,781)

MAMMOTH ENERGY SERVICES, INC.
SEGMENT INFORMATION
(in thousands)

Twelve Months Ended December 31, 2025	Rentals	Infrastructure	Sand	Accommodations	Drilling	Corporate, Other & Eliminations	Total
Revenue from external customers	$11,025	$4,086	$16,552	$8,954	$3,675	$—	$44,292
Intersegment revenue	73	—	—	—	—	(73)	—
Total revenue	11,098	4,086	16,552	8,954	3,675	(73)	44,292
Less expenses:
Cost of revenue, exclusive of depreciation, depletion, amortization and accretion	6,701	5,893	18,117	5,951	3,765	2,136	42,563
Selling, general and administrative, exclusive of stock based compensation	4,155	1,019	5,131	1,957	944	5,954	19,160
Adjusted EBITDA	$242	$(2,826)	$(6,696)	$1,046	$(1,034)	$(8,163)	$(17,431)

Twelve Months Ended December 31, 2024	Rentals	Infrastructure	Sand	Accommodations	Drilling	Corporate, Other & Eliminations	Total
Revenue from external customers	$6,712	$1,476	$19,057	$10,851	$3,558	$3,945	$45,599
Intersegment revenue	393	—	—	—	—	(393)	—
Total revenue	7,105	1,476	19,057	10,851	3,558	3,552	45,599
Less expenses:
Cost of revenue, exclusive of depreciation, depletion, amortization and accretion	4,955	2,280	17,791	6,397	4,373	6,739	42,535
Selling, general and administrative, exclusive of stock based compensation	1,851	880	6,741	2,361	1,338	100,422	113,593
Interest on trade accounts receivable	—	—	—	—	—	60,686	60,686
Adjusted EBITDA	$299	$(1,684)	$(5,475)	$2,093	$(2,153)	$(164,295)	$(171,215)

MAMMOTH ENERGY SERVICES, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s financial statements, such as industry analysts, investors, lenders and rating agencies. Mammoth defines Adjusted EBITDA as net income or loss from continuing operations before depreciation, depletion, amortization and accretion, gains on disposal of assets, net, impairment of long-lived assets, stock based compensation, interest (income) expense and financing charges, other expense, net (which is comprised of interest on trade accounts receivable and certain legal expenses) and (benefit) provision for income taxes, further adjusted to add back interest on trade accounts receivable. The Company excludes the items listed above from net (loss) income from continuing operations in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within the energy service industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net (loss) income from continuing operations or cash flows from operating activities as determined in accordance with GAAP or as an indicator of Mammoth’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historical costs of depreciable assets. Mammoth’s computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company believes that Adjusted EBITDA is a widely followed measure of operating performance and may also be used by investors to measure its ability to meet debt service requirements.

The following table provides a reconciliation of Adjusted EBITDA to net loss from continuing operations, the most directly comparable GAAP financial measure (in thousands):

	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
Reconciliation of net loss from continuing operations to Adjusted EBITDA:	2025	2024	2025	2025	2024
Net loss from continuing operations	$(12,339)	$(9,648)	$(12,648)	$(63,756)	$(183,112)
Depreciation, depletion, amortization and accretion	2,631	2,385	2,751	10,292	11,715
Losses (gains) on disposal of assets, net	304	(1,125)	1,874	(2,371)	(2,762)
Impairment of long-lived assets	—	—	—	31,669	—
Stock based compensation	—	219	—	412	875
Interest (income) expense and financing charges, net	(558)	809	(729)	(1,670)	9,497
Other expense (income), net	1,116	(60)	1,831	3,906	64,564
Provision (benefit) for income taxes	2,043	1,407	2,140	4,087	(11,306)
Interest on trade accounts receivable	—	—	—	—	(60,686)
Adjusted EBITDA	$(6,803)	$(6,013)	$(4,781)	$(17,431)	$(171,215)

MAMMOTH ENERGY SERVICES, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Adjusted Net Loss from Continuing Operations and Adjusted Loss per Share from Continuing Operations

Adjusted net loss from continuing operations and adjusted basic and diluted loss per share from continuing operations are supplemental non-GAAP financial measures that are used by management to evaluate our operating and financial performance. Management believes these measures provide meaningful information about the Company’s performance by excluding certain non-cash charges, such as impairment of long-lived assets, which may not be indicative of the Company’s ongoing operating results, from net loss from continuing operations. Adjusted net loss from continuing operations and adjusted loss per share from continuing operations should not be considered in isolation or as a substitute for net loss from continuing operations and loss per share from continuing operations prepared in accordance with GAAP and may not be comparable to other similarly titled measures of other companies. The following tables provide a reconciliation of adjusted net loss from continuing operations and adjusted loss per share from continuing operations to the GAAP financial measures of net loss from continuing operations and loss per share from continuing operations for the periods specified.

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2025	2024	2024	2025	2024
	(in thousands, except per share amounts)
Net loss from continuing operations, as reported	$(12,339)	$(9,648)	$(12,648)	$(63,756)	$(183,112)
Impairment of long-lived assets	—	—	—	31,669	—
Adjusted net loss from continuing operations	$(12,339)	$(9,648)	$(12,648)	$(32,087)	$(183,112)

Basic and diluted earnings per share from continuing operations, as reported	$(0.26)	$(0.20)	$(0.26)	$(1.32)	$(3.81)
Impairment of long-lived assets	—	—	—	0.66	—
Adjusted basic and diluted earnings per share from continuing operations	$(0.26)	$(0.20)	$(0.26)	$(0.66)	$(3.81)